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                                                                   EXHIBIT 10.14

                             EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into effective the first day of June, 1998 by and between Davel Communications Group, Inc. ("Company" or "Employer") and Theodore C. Rammelkamp, Jr. ("Executive" or "Employee").

     WHEREAS, the Executive desires to serve as General Counsel, Senior Vice President and Secretary of the Company; and

     WHEREAS, the Company desires to employ the Executive as General Counsel, Senior Vice President and Secretary of the Company upon the terms and conditions specified in this Agreement and the Executive desires to serve as General Counsel, Senior Vice President and Secretary upon the terms and conditions specified in this Agreement; and

     NOW WHEREFORE in consideration of the mutual covenants herein, the parties state and agree as follows:

1. Employment. The Company hereby agrees to employee the Executive and the Executive hereby agrees to remain in the employ of the Company upon the terms and conditions herein set forth.

2. Term. Employment shall be for a term commencing on the effective date hereof and, subject to termination as provided herein, expiring on December 31, 2000. Upon expiration, this Agreement shall renew for consecutive one year terms unless either party gives the other party written notice of its intent not to renew at least sixty days prior to the expiration of the original or any successive or extended term.

3.   Duties.

     a. Assignments. The Employee agrees to accept the duties commonly involved in carrying out the position for which employed and any other duties as may be required by Employer. The Employer shall have the right at any time during the term of this Agreement to change the duties of Employee or assign duties different from the duties originally assigned.

     b. Best Efforts. The Employee shall devote his best efforts, on a full-time basis, to the Employer's business, and will not engage in any employment or enterprise detracting from this goal. Employee shall travel as reasonably required in the performance of his duties hereunder.

     c. Reporting. The Employee as General Counsel, Senior Vice President and Secretary, and in such other offices as from time to time assigned in Davel or associated enterprises, shall perform the duties of General Counsel, Senior Vice President and Secretary which shall consist of the duties normally associated

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          with such positions and such other duties as shall be from time to time assigned. In the regular conduct of his duties the Employee shall report to and be responsible to the Chief Executive Officer, or such other officer of the Company, as the Chief Executive Officer may direct.

     d. Place of Performance. In connection with his employment by the Company, the executive shall be based at the principal executive offices of the Company which as of the date of this Agreement are in Tampa, Florida or at such other location as the Chief Executive Officer may specify.

4.   Compensation.

     a. Base Salary. During the term of this Agreement, the Company shall pay to the Executive a base salary ("Base Pay") of not less than $170,000 per annum which Base Salary shall be reviewed annually by the Chief Executive Officer and the Compensation Committee and may be increased, or decreased (but not below the aforementioned amount) upon recommendation of the Chief Executive Officer to the Compensation Committee. Further, the Compensation Committee upon recommendation of the Chief Executive Officer may in its sole discretion determine to pay the Executive additional compensation in cash or property as may be determined from time to time. Base Pay will be paid in accordance with the normal payroll practices of the Company, but not less frequently than monthly.

     b. Incentive Bonus. The Executive shall be eligible for an annual incentive bonus ("Incentive Bonus") of up to 60% of the Executive's Base Pay ("Maximum Incentive Bonus") and is assigned a target incentive bonus ("Target Incentive Bonus") of 30% of the Executive's Base Pay for such year. The Executive's actual Incentive Bonus will be paid within 90 days of the end of the Company's fiscal year computed and determined by the Compensation Committee upon recommendation of the Chief Executive Officer in respect of the Executive's performance measured relative to Company, departmental and individual objectives as follows:

          i. Company Objectives. Up to 50% of the Executive's Maximum Incentive Bonus shall be awarded based upon the attainment of company objectives ("Company Objectives") which shall be determined by reference to growth in earnings per share ("EPSG") and growth in earnings before interest, taxes, depreciation and amortization ("EBITDAG") of the Company.

               (1) Up to 25% of the Executive's annual Maximum Incentive Bonus shall be determined by reference to EPSG ("EPSG Objectives") which shall be determined consistently with the manner in which

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                    the Company reports such earnings for financial purposes
                    adjusted for extraordinary items and shall be determined as a function of EPSG, computed as follows:

                    (a) If EPSG is less than 10%, there shall be no award of the portion of any Incentive Bonus attributable to the attainment of EPSG Objectives.

                    (b) If EPSG is 10% or more, but not greater than 20%, then the portion of the Incentive Bonus awarded for attainment of EPSG Objectives shall be computed in accordance with the following formula: [EPSG * 5] * 25% of the Target Incentive Bonus.

                    (c) If EPSG is more than 20%, but not greater than 25%, then the portion of the Incentive Bonus awarded for attainment of EPSG Objectives shall be computed in accordance with the following formula: [EPSG *6] * 25% of the Target Incentive Bonus.

                    (d) If EPSG is more than 25%, then the portion of the Incentive Bonus awarded for attainment of EPSG Objectives shall be not more than 15% of the Executive's Base Pay and shall be computed in accordance with the following formula: [EPSG * 6.66667]
                         * 25% of the Target Incentive Bonus.

               (2) Up to 25% of the Executive's annual Maximum Incentive Bonus shall be determined by reference to EBITDAG ("EBITDAG Objectives") which shall be determined consistently with the manner in which the Company reports earnings before interest, taxes, depreciation and amortization for financial purposes adjusted for extraordinary items and shall be determined as a function of EBITDAG, computed as follows:

                    (a) If EBITDAG is less than 10%, there shall be no award of the portion of any Incentive Bonus attributable to the attainment of EBITDAG Objectives.

                    (b) If EBITDAG is 10% or more, but not greater than 20%, then the portion of the Incentive Bonus awarded for attainment of EBITDAG Objectives shall be computed in accordance with the following formula: [EBITDAG * 5] * 25% of the Target Incentive Bonus.

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                    (c)  If EBITDAG is more than 20%, but not greater than 25%, then the portion of the Incentive Bonus awarded for attainment of EBITDAG Objectives shall be computed in accordance with the following formula: [EBITDAG *6] * 25% of the Target Incentive Bonus.

                    (d) If EBITDAG is more than 25%, then the portion of the Incentive Bonus awarded for attainment of EBITDAG Objectives shall be not more than 15% of the Executive's Base Pay and shall be computed in accordance with the following formula: [EBITDAG * 6.66667] * 25% of the Target Incentive Bonus

          ii. Department Objectives. Up to 30% of the Executive's Maximum Incentive Bonus shall be awarded based upon the attainment of departmental objectives ("Departmental Objectives") which shall be defined in a writing provided to the Executive by the Chief Executive Officer after January 1/st/ and prior to January 30/th/ of each year this Agreement is in effect except that in the year the Executive executes this Agreement such writing shall be provided within 60 days of the date of execution by the Executive. Based upon the Chief Executive Officer's evaluation of the Executive's attainment of the Departmental Objectives, the Chief Executive Officer shall recommend to the Compensation Committee an award of Incentive Bonus of up to 18% of the Executive's Base Pay.

          iii. Personal Objectives. Up to 20% of the Executive's Maximum Incentive Bonus shall be awarded based upon the attainment of personal objectives ("Personal Objectives") which shall be defined in a writing provided to the Executive by the Chief Executive Officer after January 1/st/ and prior to January 30/th/ of each year this Agreement is in effect except that in the year the Executive executes this Agreement such writing shall be provided within 60 days of the date of execution by the Executive. Based upon the Chief Executive Officer's evaluation of the Executive's attainment of the Personal Objectives, the Chief Executive Officer shall recommend to the Compensation Committee an award of Incentive Bonus of up to 12% of the Executive's Base Pay.

     c. Stock Options. On or before March 31 of the year following each year this contract is in effect the Executive shall be awarded a minimum of 5,000 options, or such greater number as shall be determined by the Compensation Committee upon consideration of the recommendation of the Chief Executive Officer. Said options shall have an exercise price not to exceed the closing price of the

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          Company's stock on the last date for which a closing price is available prior to the date on which the Compensation Committee approves such award and shall otherwise be issued subject to and in accordance with the Company's Stock Option Plan.

5.   Benefits.

     a. 401K Plan. Employer has established a 401(k) Profit Sharing Plan to provide for voluntary before and after tax contributions by the employees of the Company. The Profit Sharing Plan may also provide for Employer contributions as may be from time to time determined by the Employer consistent with and subject to the terms of the plan as established by the Employer. The Executive may participate in such plan provided he is otherwise qualified under the terms and conditions of any such Profit Sharing Plan.

     b. Vacation. The Executive shall receive 20 days of paid vacation per year accruing at a rate of 1 2/3 vacation days per month. Any vacation days accrued but not used in the calendar year earned shall carry over for use in future years except in no event shall the Executive accumulate more than 40 days of vacation time.

     c. Cafeteria Plan. The Employer shall maintain an IRC (S)125 plan, or similar arrangement as from time to time permitted by the Internal Revenue Code as then in effect, for health insurance premiums and other permitted (S)125 benefits and the Employee shall be permitted to divert compensation for such premiums and other benefits.

     d. Health Insurance. The Employee shall be entitled to participate in the regular Health Insurance plan of the Employer as from time to time in effect on the terms and conditions as provided for employees generally.

     e. Disability. The Employer shall maintain an executive disability plan for the benefit of the Executive which shall provide a minimum benefit of 50% of the Executive's base salary in the event of disability.

     f. Automobile. The Employer shall provide an automobile to Employee for business use to be accounted for by the Employee consistent with the normal business practices of Employer as from time to time established.

     g. Expenses. The Company shall reimburse Employee for reasonable expenses incurred in the performance of his duties hereunder upon presentation of proper evidence thereof as required by Employer.

     h. Moving Expenses. The Company shall pay reasonable moving expenses (as determined by the Employer) to the Executive for the Executive to move to

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          Tampa, Florida from Jacksonville, Illinois and if the Employer requires the Executive to be based at any office or location other than the current Tampa, Florida headquarters which change of location would require the Executive to commute a distance from his primary residence in excess of the greater of 50 miles or 125 percent of the distance of such commute prior to the change of location.

     i. Other Benefits. The Executive shall be entitled to participate in such other employee benefit and welfare plans as the Company may from time to time establish subject to the terms, conditions and eligibility requirements as the Company shall prescribe.

6.   Termination.

     a. Involuntary Termination. The Executive will be treated for the purposes of this Agreement as having been involuntarily terminated ("Involuntary Termination") by the Company if his employment is terminated under any of the following circumstances:

          i. the Company has breached any material provision of this Agreement and within 30 days after written notice thereof from the Executive the Company fails to cure such breach; or

          ii. at the expiration of the term of employment hereunder the Company has notified the Executive pursuant to (P) 2 that the Company intends not to renew the term of employment; or

          iii. the Board of the Company gives the Executive notice of termination pursuant to this paragraph ((P) 6-a-iii).

     b. Voluntary Termination. The Executive's employment shall be deemed to have been voluntarily terminated if Executive's employment is terminated in any of the following circumstances:

          i. Upon sixty (60) days' written notice to the Company of the Executive's intent to terminate this Agreement; or

          ii. The termination of the Executive's employment upon the death of the Employee.

     c. Termination for Cause. The Executive shall be deemed to have been terminated for Cause if the employment of the Executive is terminated by written notice in any of the following circumstances:

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          i.   the willful and continued failure by the Executive to perform substantially his duties hereunder (other than from any such failure due to the Executive's Disability) which failure shall continue for 30 days after notice for such substantial performance is provided to the Executive specifying the manner in which the Company believes the Executive has not substantially performed; or

          ii. the willful misconduct of the Executive which is materially injurious to the Company either financially or otherwise; or

          iii. the breach of the Confidentiality and Nonsolicitation provisions of this Agreement set forth at (P) 8; or

          iv. the Executive terminates his employment without giving the notice required by (P)6-b-i.

     d. Termination for Disability. The Executive shall be deemed to have been terminated for Disability if the employment of the Executive is terminated for his incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for six (6) consecutive months and, within thirty (30) days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties; provided, however, if the Executive shall not agree with a determination to terminate him because of Disability, the question of Executive's disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

     e. Termination Upon a Change of Control. The Executive shall be deemed to have been terminated upon a "Change of Control" (as hereafter defined) if a Change of Control occurs while the Executive is an employee of the Company and within two years of such Change in Control either the Company terminates the Executive for any reason except the death of the Executive or the Executive elects to terminate his employment for any reason. A Change in Control shall occur upon any person other than David Hill or his descendants or Samstock, L.L.C. and its permitted transferees becoming the owner, either directly or indirectly, of 25% or more of the combined voting power of the Company's then outstanding securities.

7.   Termination Benefits and Payments.

     a. Involuntary Termination and Termination for Disability. In the event of the

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          termination of the Executive's employment pursuant to the provisions of (P) 6-a or (P)6-d then all previously awarded options shall be fully vested and exercisable in accordance with their terms when issued and all previously granted shares of stock shall be fully vested and shall remain subject to such restrictions on transfer in place as of the date of the Executive's termination and the Executive shall be entitled to the following benefits and termination payments:

          i. Unpaid Amounts. All accrued but unpaid Base Pay including credit for unused vacation days limited in accordance with (P) 5-b payable within 10 days of the date of termination, plus

          ii. Base Pay. Payable within 10 days of the date of termination the greater of one year's Base Pay or the remaining amount of Base Pay due to the Executive through the end of the term hereof both computed at the Executive's highest annualized rate of Base Pay during the three year period prior to termination, plus

          iii. Bonus. Payable within 10 days of the date of termination the greater of the Executive's Target Incentive Bonus or the Executive's average, annualized Incentive Bonus, if any, during the three year period prior to the Executive's termination, plus

          iv. Benefits. For the balance of the remaining term of this Agreement at the date of Termination of the Executive's employment ("Termination Period") the Company shall maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and prerequisite programs in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits shall be provided to the Executive on the same terms and conditions (including employee contributions and premium payments) under which the Executive was entitled to participate immediately prior to the Executive's termination. Notwithstanding the foregoing for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("Cobra") the Executive's "qualifying event" shall be his date of termination from the Company. During the first thirty days of the Termination Period, the Company shall provide to the Executive at the Company's expense office space and staff support similar to that provided immediately prior to termination.

          v. Reduction of Termination Payments. In the event termination of the Executive's employment is pursuant to the provisions of
               (P) 6-d, then any amounts otherwise payable to the Executive pursuant to the terms of (P) 7-a-

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               ii shall be payable monthly during the Termination Period and shall be subject to offset for any after tax amounts received by the Executive pursuant to a plan maintained by the Employer as described at (P) 5-f.

     b. Voluntary Termination and Termination for Cause. In the event of the termination of the Executive's employment pursuant to the provisions of (P) 6-b or (P) 6-c, then the Executive shall be entitled to all accrued but unpaid Base Pay including credit for unused vacation days limited in accordance with (P) 5-b payable within 10 days of the date of termination.

     c. Termination Upon a Change in Control. In the event of the termination of the Executive's employment pursuant to the provisions of (P) 6-e, then all previously awarded options shall vest and become immediately exercisable and all previously granted shares of stock shall be fully vested with all restrictions on transfer of such shares removed and the Executive shall be entitled to the following benefits and termination payments:

          i. Unpaid Amounts. All accrued but unpaid Base Pay including credit for unused vacation days limited in accordance with (P) 5-b payable within 10 days of the date of termination, plus

          ii. Severance Payment. A severance payment, subject to the limitations of (P) 7-c-iv payable within 10 days of the date of termination which shall be the product of three (3) times the sum of the Executive's Base Salary and Target Incentive Bonuses for the year in which the Change in Control occurred.

          iii. Benefits. For the balance of the remaining term of this Agreement at the date of Termination of the Executive's employment ("Termination Period") the Company shall maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans and prerequisite programs in which the Executive was entitled to participate immediately prior to the Executive's termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such benefits shall be provided to the Executive on the same terms and conditions (including employee contributions and premium payments) under which the Executive was entitled to participate immediately prior to the Executive's termination. Notwithstanding the foregoing for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("Cobra") the Executive's "qualifying event" shall be his date of termination from the Company. During the first thirty days of the Termination Period, the Company shall provide to the Executive at the Company's expense office space and staff

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               support similar to that provided immediately prior to
               termination.

          iv. Limitation on Severance Payment. In the event that the total amount of the Severance Payment due to the Executive pursuant to
               (P) 7-f-ii together with all other payments and the value of any benefit received or to be received by the Executive in the connection with termination upon a Change in Control constitutes a "Parachute Payment" within the meaning of (S)280G(b)(2) of the Internal Revenue Code of 1986, as amended ("IRC") and such Parachute Payment would result in all or a portion of such payments being subject to the excise tax imposed by (S) 4999 IRC then the amount due to the Executive on termination after a Change in Control shall be either the amount determined in accordance with (P) 7-f-ii or such lesser amount which would not result in any portion of the Severance Pay being subject to an excise tax under (S)4999 IRC, whichever amount, taking into account the applicable Federal, state and local income taxes and the excise tax imposed by (S)4999 IRC results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Severance Pay under this section, notwithstanding that all or some portion of the Severance Pay may be subject to excise tax under (S)4999 IRC.

8.   Confidentiality and Nonsolicitation Agreement

     a. Confidentiality. The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including , without limitation, (i) the terms of any agreement between the Company and any employee, customer, or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic systems software, and (viii) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter and will not directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality hereunder shall survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement and shall continue for two years following such termination provided that such obligation shall terminate earlier (i) as to specific information that shall have become, through no fault of the Executive, generally known to the public or (ii) as to the Confidential Information which the executive is required by law to disclose (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligation under this (P)

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          8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the executive may have to the Company under general legal or equitable principles.

     b. Documents. Except in the ordinary course of the Company's business, the Executive shall not at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Upon termination of the Executive's employment by the Company, the Executive will return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.

     c. Nonsolicitation. In the event of the Executive's termination of employment for any reason, the Executive agrees that he will not in any capacity, on his own behalf or on behalf of any other firm, person or entity, for a period of two years, solicit, or assist in the solicitation of, any employee of the Company to terminate his or her employment with the Company.

     d. Injunctive Relief. The Executive acknowledges and agrees that a violation of the foregoing provisions of this Paragraph 8 (referred to collectively as the Confidentiality and Nonsolicitation Agreement) that results in material detriment to the Company would cause harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any other forfeitures under Paragraph 8, and without any necessity or proof of actual damages, the Company shall have the right to enforce this permanent injunction, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper models of relief and are not to be considered as alternative remedies.

9.   Covenant Not to Compete.

     a. During the term of this Agreement, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business of any nature which is in competition in any way with the business of the Employer.

     b. For a period of one year after the expiration or termination of this Agreement, except in the case of a termination upon a Change in Control as set forth at Paragraph 6-e

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          in which case the period shall be two years, the Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any business of any nature which is in competition with the Employer in the business of telecommunications within the existing market areas of the Employer for which Employee had significant responsibility and in which Employee materially participated in the management and operation of the Employer.

     d. Employer shall be entitled to injunctive and/or other equitable relief to prevent or remedy a breach of the provisions of the Agreement and to secure their enforcement, in addition to any other remedies or damages which may be available to Employer.

10.  Miscellaneous.

     a. Arbitration. Any dispute between the Executive and the Company under this Agreement shall be resolved (except as provided below) through arbitration by an arbitrator selected under the rules of the American Arbitration Association and the arbitration shall be conducted in Tampa, Florida under the rules of said association. Each party shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgement upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination, and shall furnish to each party a signed copy of such determination. Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of the Executive's Confidentiality and Nonsolicitation Agreement contained in Paragraph 8, but may pursue its remedies for such breach in a court of competent jurisdiction. The party failing to substantially prevail in any proceeding arising out of this Agreement shall bear the reasonable expenses of the other including, but not limited to, preparation and attending the proceeding, the reasonable attorney fees and allocable cost of in-house counsel and any other expenses incurred by the other party. This Agreement shall be governed and construed in accordance with the laws of the State of Florida, excluding principles of conflict of laws.

     b. Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. Prior to the Execution hereof the Company shall have paid

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          the Executive all salary, bonus, options and stock grants due pursuant to prior agreements the receipt whereof is acknowledged by the Executive. Each party to this Agreement acknowledges that no representation, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodies herein, and that no other agreement, statement, or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

     c. No Obligation to Mitigate. After termination the Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise. The Executive shall notify the Company within thirty (30) days after the commencement of any such benefits.

     d. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     e. Post-termination Assistance. The Executive agrees that after his employment with the Company has terminated he will provide, upon reasonable notice from the Company, such information and assistance to the Company as may reasonably requested by the Company in connection with any litigation in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the executive for any related expenses, including travel expenses. Further, if requested by the Employer, the Employee agrees to cooperate in training his successor following notice of termination of this Agreement.

     f.   Successors and Binding Agreement.

          i. This Agreement will be binding upon and inure to the benefit reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          ii. This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

          iii. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement.

     g. Notices. For all purposes of this Agreement, all communications, including

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


          without limitation notices, consents, requests, or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when within five days of posting by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes shall be effective only upon receipt.

     h. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

     i. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at that same or at any prior subsequent time. Unless otherwise noted, references to "Sections" are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

     j. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.



Date:                  , 1998
      -----------------



Davel Communications Group, Inc.            Employee



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Robert Hill, Chief Executive Officer        Theodore C. Rammelkamp, Jr.

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